CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of the 22 day of August, 2011 (the “Effective Date”), by and between DOCUMENT SECURITY SYSTEMS, INC. (“DSS” or “Company”), and ALAN HARRISON (“Consultant”).

R E C I T A L S:

WHEREAS, Consultant has extensive experience in the printing industry, and intimate knowledge of the Company’s printing operations;

WHEREAS, Company is engaged in the business of, among other things, developing, licensing and selling anti-counterfeiting technologies, processes, services and products providing protection against a wide range of security threats, including forgery, counterfeiting and unauthorized copying, scanning and photo imaging;

WHEREAS, Company desires to retain Consultant, who is also a member of the Company’s Board of Directors, to provide the consulting services (as defined in Section 2(a), below) set forth in this Agreement, commencing on the Effective Date; and

WHEREAS, Company and Consultant recognize that in the course of providing the consulting services, Consultant will be exposed to and have access to certain confidential information of Company and that there is a need for Company to protect such confidential information from unauthorized use and disclosure.

P R O V I S I O N S:

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration the receipt and sufficiency of which are expressly acknowledged, the parties hereby agree as follows:

1.           Appointment.  By this Agreement, the Company appoints Consultant, and Consultant accepts such appointment, to provide advice and consulting services to the Company, in accordance with the terms and conditions of this Agreement.

2.           Duties and Responsibilities.

(a)      Services.  During the term of this Agreement Consultant shall perform the services described in this Section 2(a) (collectively, the “Services”):

(i)             Ongoing Consulting Services with respect to Secuprint Inc. (“DSS Printing Group”):

•
Review and evaluation of DSS Printing Group’s managerial and operating staff (collectively, the “DSS Printing Staff”), and delivery of a comprehensive market and fiscal evaluation relating to the strategic viability of continuing the DSS Printing Group as a DSS operating unit;

•	Establishment of short-term and long-term performance goals and objectives (sales, marketing and fiscal) for the DSS Printing Staff and DSS Printing Group;

•	Conduct of weekly strategy meetings with the DSS Printing Staff, and the preparation of weekly DSS Printing Group operating reports to DSS;

•	Development of marketing strategies and programs for implementation by the DSS Printing Group;

•	Providing strategic recommendations to DSS’ COO regarding DSS Printing Group’s marketing initiatives, operating initiatives, pricing, equipment utilization and needs, and employees; and

•	Performance of any and all other related services requested by DSS’ COO, including related travel if necessary in the discretion of DSS’ COO.

    (b)      Hours of Consulting. Consultant shall devote a minimum of 40 hours per week of Services during the Term, and will report directly to the Company’s Chief Operating Officer.

    (c)      Scheduling. The Consultant will develop and maintain a detailed schedule for completion of Services. The schedule will consist of a written work plan showing activities to be performed and their sequence. A preliminary schedule will be submitted to the Company within ten (10) days after execution of this Agreement for review and establishment of the level of detail to be included.

3.           Term and Termination.

(a)      Term. Unless earlier terminated as provided in this Section 3, the term (“Term”) of this Agreement shall commence on the Effective Date and shall continue until December 31, 2011, on which date it shall automatically terminate.

(b)      Breach with Right to Cure. Either party may terminate this Agreement in the event the other party materially breaches this Agreement and fails to cure such breach within fifteen (15) days after receiving written notice of such breach.

(c)      Breach of Representations and Warranties. Company may terminate this Agreement immediately upon notice to Consultant in the event of any breach by Consultant of Section 5 hereof, or of any material provision of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement annexed hereto as Exhibit A.

(d)      Survival. Upon termination of this Agreement the provisions of Sections 5 and 6(b) hereof, and any other provision that by its nature survives termination of this Agreement, shall survive termination of this Agreement.

4.           Compensation and Expenses.

(a)      Compensation. In consideration for Consultant’s performance of the Services described in Section 2(a)(i) hereof during the Term of this Agreement, Company shall compensate Consultant at the rate $9,000 per month, commencing on the Effective Date.

(b)      Expenses. The Company may reimburse Consultant, in its discretion, for all reasonable and necessary business and travel expenses actually incurred by Consultant in performing the Services, subject to receipt of a written request for reimbursement, accompanied by appropriate supporting documentation. Mileage reimbursements will be at prevailing IRS rates. Consultant may request reimbursement not more frequently than once every month during the Term of this Agreement.

    (c)      Withholding; Benefits. All fees payable to Consultant under this Agreement shall be made in full, and without any withholding, deduction, or offset of any state or federal withholding taxes, FICA, SDI, or income taxes, nor shall the Company be obligated to pay any of Consultant’s employees’ taxes. Consultant hereby covenants and agrees that he shall be solely responsible for all taxes, withholding, FICA, SDI, and other similar items (both employee and employer portions) with respect to all fees paid by the Company under this Agreement, and agrees to indemnify and hold the Company harmless with respect to such taxes and withholding.

5.           Confidential Information.

(a)      Definition of Confidential Information.  “Confidential Information” means any and all patents, patents-pending, source-code, trade secrets, know-how, confidential knowledge, customer information, financial information, or any other proprietary information existing as of the date of this Agreement, or thereafter developed, pertaining to Company, its affiliates and subsidiaries, or any of their respective existing or prospective clients, customers, or consultants.  By way of illustration but not limitation, “Confidential Information” includes (i) inventions, ideas, concepts, improvements, discoveries, trade secrets, processes, data, programs, knowledge, know-how, designs, techniques, formulas, test data, computer code, other works of authorship and designs whether or not patentable, copyrightable, or otherwise protected by law; (ii) information regarding research, development, new products and services, marketing plans and strategies, merchandising and selling, business plans and processes, data models, strategies, forecasts, projections, profits, investments, operations, financings, records, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) identity, requirements, preferences, practices and methods of doing business of specific parties with whom a party transacts business, and information regarding the skills and compensation of employees of such party and independent contractors performing services for such party.

(b)      Confidentiality Obligations.  Consultant acknowledges that irreparable injury and damage will result from disclosure of the Confidential Information to third parties or its use for purposes other than those connected with the Services.  Consultant agrees, indefinitely:

(i)             To hold the Confidential Information in strictest confidence.

(ii)            Not to disclose Confidential Information to any third party except as specifically authorized herein or as specifically authorized by Company, and to use all precautions necessary to prevent the unauthorized disclosure of the Confidential Information, including without limitation, protection of documents from theft, unauthorized duplication and discovery of contents, and restrictions on access by other persons to the Confidential Information.

(iii)           Not to make or use any copies, synopses or summaries of oral or written material made available by Company to Consultant, except as are necessary to carry out Consultant’s duties and/or obligations as a Consultant.

(iv)           In the event of disclosure in accordance with Section 5(b)(ii) hereof, to limit disclosure to persons with a bona fide need to know the Confidential Information, to communicate to all persons to whom such Confidential Information is made available the strictly confidential nature of such Confidential Information and to obtain from all such persons an agreement in writing to be bound by the restrictions imposed by this Agreement.

(v)            In the event Consultant is required by law to disclose such Confidential Information, to provide Company with prompt written notice of such requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; in the event that such protective order or other remedy is not obtained, or that Company waives compliance with the provisions of this Agreement in writing, to furnish only that portion of Confidential Information that is legally required and to use its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information to be disclosed.

(vi)           To execute, simultaneously herewith, the Company’s Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement, annexed hereto as Exhibit A and incorporated as part of this Agreement. To the extent that the terms of the exhibited agreement and this Agreement may conflict, the terms of the exhibited agreement shall control.

(c)      Return of Confidential Information.  Upon Company's request and upon the termination of this Agreement, Consultant will promptly return to Company all written material and other documentation which includes any of the Confidential Information, and will, at Company's request, provide Company with a written certification that Consultant has done so.

(d)      Unauthorized Disclosure of Confidential Information.  If it appears that Consultant has disclosed, or has threatened to disclose, any Confidential Information in violation of this Section, Company shall be entitled to an injunction to restrain Consultant from disclosing, in whole or in part, such information as a result of Consultant’s violation of this Section.  Company shall not be prohibited by this provision from pursuing all other legal and equitable remedies available, including a claim for losses and damages.

6.           Representations and Warranties; Indemnification.

(a)      Consultant hereby represents and warrants to Company as follows:

(i)             Consultant is authorized to enter into this Agreement and perform as contemplated herein;

(ii)            Consultant will perform hereunder in compliance with all applicable U.S. and international laws;

(iii)           That Services will be performed in a diligent and professional manner, consistent with generally accepted industry standards;

(iv)           That to the best of Consultant’s knowledge, the Services will not violate any trademark, trade secret, copyright, patent or other intellectual property right of any third party;

(v)            That Consultant’s performance under this Agreement will not violate any contract, agreement, or other document to which Consultant is subject, or any provision of state or federal law.

(b)      Consultant will defend, indemnify and hold harmless Company from and against any and all claims, actions, demands, liabilities, losses, damages, judgments, settlements, costs and expenses (including reasonable attorneys' fees) (any or all of the foregoing hereinafter referred to as "Losses") insofar as such Losses (or actions in respect thereof) arise out of or are based on (i) the acts or omissions of Consultant, or (ii) a material breach of any representation, warranty or covenant made by Consultant hereunder or in the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement exhibited hereto.

7.           General.

(a)      Notices.  All notices under this Agreement may be given by personal delivery, by nationally recognized overnight courier, or by certified mail, return receipt requested, enclosed in a duly post-paid envelope and addressed to the post office address of the party to receive the address provided by the party to receive notice. Any notice to Company sent pursuant to this Section shall be addressed to the Chief Executive Officer.

(b)      Independent Contractor. Consultant is, and at all times will be, an independent contractor. Nothing in this Agreement shall be deemed to create an employer/employee, principal/agent, or joint venture relationship. Unless expressly agreed to in writing, neither party has the authority to enter into any contracts on behalf of the other party or otherwise act on behalf of the other party.

(c)      Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to New York’s conflicts of law principles. The federal and state courts residing in Monroe County, New York shall have exclusive jurisdiction over any claim brought under this Agreement, and the parties hereby irrevocably consent to the personal jurisdiction of such courts.

(d)      Entire Agreement.  This Agreement, including the attached Exhibit A, shall constitute the entire agreement between the parties and supersedes and replaces all other agreements oral and written with respect to its subject matter.  This Agreement may not be modified, amended or terminated except by a writing signed by all parties to it.

(e)      Assignment.  Consultant may not assign any of its rights or obligations under this Agreement to any other person or entity (including any subcontractor).  All of the terms and conditions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective successors and assigns of the parties.  Any attempted assignment in conflict with the terms herein shall be deemed null and void.

 (f)      Remedies.  The parties acknowledge that the financial hardship to a non-defaulting party as a result of breach of this Agreement may be difficult or impossible to measure in dollars and that no remedy at law will be adequate to compensation the non-breaching party for such violation; therefore, in any action to enforce this Agreement, a party shall be entitled to preliminary, temporary or permanent injunctive relief and the other party waives the defense of adequate remedy at law, acknowledging that no such remedy exists.  In the event of litigation to enforce the terms of this Agreement, the losing party agrees to pay the substantially prevailing party's costs and expenses incurred including, without limitation, reasonable attorneys' fees, expert witness fees and disbursements.  Each and all of the rights and remedies provided for in the Agreement shall be cumulative.  No one right or remedy shall be exclusive of the others or any right or remedy allowed in law or in equity.

(g)      Waiver.  No waiver by Company of any failure by Consultant to keep or perform any promise of condition of this Agreement shall be a waiver of any proceeding or succeeding breach of the same or any other promise or condition.  No waiver of Company of any right shall be construed as a waiver of any other right.

(h)      Severability.  If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

 (i)      Counterparts. This Agreement may be executed in multiple counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute one and the same Agreement. A signature delivered on any counterpart by PDF, facsimile or other electronic means will be deemed an original signature to this Agreement.

{Signature Page Follows}

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Effective Date.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick White
Patrick White, CEO

By:	/s/ Alan Harrison
Alan Harrison, Consultant

Exhibit A

Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement

(Attached)

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND INTELLECTUAL PROPERTY AGREEMENT

This Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement (the “Agreement”) is made effective as of the 22 day of August, 2011, by and between Document Security Systems, Inc., a New York corporation (“DSS”) and Alan Harrison (“Independent Contractor” or “IC”).

NOW, THEREFORE, in consideration of the appointment of Independent Contractor on a contract basis with DSS, and the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.            Confidential Information.

(a)           For purposes of this Agreement, “Confidential Information” shall include any nonpublic knowledge and information relating to the actual or anticipated business or developments of DSS, including but not limited to technical data, trade secrets, intellectual property, know-how, product plans, customer information, software and source codes, inventions, processes, technology, research, marketing, financial information, or other business information, provided, however, that Confidential Information shall not include information which is or becomes publicly known without violation of any confidentiality obligation.

(b)           IC acknowledges that irreparable injury and damage to DSS will result from disclosure of Confidential Information to third parties or its use for any purposes. IC agrees, indefinitely:

(i)           to hold the Confidential Information in strictest confidence;

(ii)          not to disclose such Confidential Information to any third party except as specifically authorized, in advance, in writing, by DSS, and to use all precautions necessary to prevent the unauthorized disclosure of Confidential Information, including, without limitation, protection of documents from theft, unauthorized duplication and discovery of contents, and restrictions on access by other persons to the Confidential Information;

(iii)         not to use any of the Confidential Information for any purpose, except as authorized in advance, in writing, by DSS;

(iv)         in the event of disclosure in accordance with Section 1(b)(ii) above, to limit disclosure to persons with a bona fide need to know Confidential Information and to the extent necessary to accomplish the purpose for which DSS has entered into this Agreement, to communicate to all persons to whom such Confidential Information is made available the strictly confidential nature of such Confidential Information and to obtain from all such persons agreement, in writing, to be bound by the restrictions imposed by this Agreement; and

(v)          in the event IC is required by law or legal process to disclose any Confidential Information, to provide DSS with ten (10) days prior written notice of such requirement (unless a shorter time period is specified by law or legal process as to the required response time) so that DSS may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; in the event that such protective order or other remedy is not obtained, or that DSS waives compliance with the provisions of this Agreement, to furnish only that portion of Confidential Information that is legally required and to use IC’s best efforts to obtain reliable assurances that confidential treatment will be accorded to that portion of Confidential Information to be disclosed.

2.            Restrictive Covenants.

(a)           Company Goodwill.  IC acknowledges that DSS is engaged in the business of developing, licensing and selling anti-counterfeiting technologies and products (the “Business”), which is highly competitive. IC acknowledges that DSS will invest significant time and resources in IC to develop and maintain the Business and to otherwise create goodwill. IC acknowledges that the investments made by DSS directly develop goodwill for new customers of DSS and maintain goodwill for its existing customers. IC understands and acknowledges that the Confidential Information IC will have access to as a contractor to DSS is not available to the general public and is not readily ascertainable through public sources, and is DSS’ proprietary trade secret and a unique and valuable asset of DSS. IC further acknowledges that but for IC’s contractual relationship with DSS, IC would not have access to the Confidential Information, and that all uses of Confidential Information inure to the benefit of DSS in furtherance of the development of goodwill for its customers. IC further acknowledges that IC owes a fiduciary duty to DSS because of IC’s status as an IC of DSS, and this duty encompasses a duty to act in good faith and to faithfully serve and be mindful of all of DSS’ interests. IC also acknowledges that if IC terminated his contract with DSS, IC would be in an advantageous position, because of the Confidential Information provided to IC, to obtain the Business of and to serve DSS’ customers and to compete with DSS; IC further acknowledges that IC’s employment by a competitor of DSS would necessarily require that IC disclose or use Confidential Information provided to IC by DSS, and that the use of such Confidential Information to obtain the Business of DSS’ customers and to compete with DSS would be a breach of this Agreement. Therefore, IC acknowledges that the value of the Business would be seriously diminished if IC was to violate the confidentiality provisions in Section 1 or if IC engaged in certain conduct during a certain time period, as set forth in this Section 2 or below in Section 3.

(b)           Non-Competition Covenant.  While employed with DSS on a contract basis or otherwise (except for the exclusive benefit of DSS), and for a period of one (1) year from and after the date of termination of such employment with DSS (the “Non-Compete Restricted Period”), IC shall not engage or compete, directly or indirectly, as a principal, on his or its own account, or as a shareholder, officer, director, employee, agent, partner or joint venturer in any corporation or business entity, in any business engaged in the sale, distribution, manufacture or provision of products, technologies or services relating to the development of software and/or cloud computing solutions, brand protection, secure printing solutions, or anti-counterfeiting or authentication technologies, in any geographical area in which DSS or any subsidiary or division of DSS has heretofore marketed such products, technologies or services; nor during such period and within the same area to extend credit, lend money, furnish quarters or give advice to any such business or proposed business entity; nor within the same area to ship or cause to be shipped or participate in the shipping of any such products for purposes of resale; provided, however, that nothing contained herein shall be construed as preventing an investment in less than five percent (5%) of the securities of a company traded on a recognized stock exchange or market.

(c)           Non-Solicitation Covenant.  While employed with DSS on a contract basis or otherwise (except for the exclusive benefit of DSS), and for a period of one (1) year from and after the date of termination of such employment with DSS (the “Non-Solicitation Restricted Period”), IC shall not, at any time solicit, or attempt to solicit, or accept business from, directly or indirectly, any Customer of DSS (or any subsidiary or division of DSS) that has purchased or licensed DSS’ (or any subsidiary’s or division of DSS’) intellectual property, products or services, nor solicit, or attempt to solicit, any present employee of DSS (or any subdivision or division of DSS) to become an employee or contractor of any other business or business entity; nor at any time without DSS’ prior written consent, directly or indirectly discuss, publish or otherwise divulge any Confidential Information, unless such information is or becomes rightfully publicly known. For purposes of this Section 2(c), a “Customer” shall mean any person, persons, foreign or domestic governmental entity or company that DSS, or any division or subsidiary of DSS, has provided technology, products or services to during the twenty-four (24) month period immediately preceding the date of termination of IC’s employment with DSS. A Customer shall also include any person, persons, foreign or domestic governmental entity or company that DSS is in discussions or negotiations with for the provision of such technology, products or services at the time of IC’s termination of employment with DSS.

(d)           Consideration.  The parties agree that IC’s employment with DSS on a contract basis constitutes full and fair consideration for the restrictive covenants contained in this Agreement.

3.            Intellectual Property Rights.

(a)           Works Made For Hire.  IC agrees that all works that IC produces or has produced either solely or with others, during IC’s employment by DSS (each a “Work”, and collectively, the “Works”), have been or are prepared as part of and in the course of such employment, and, in each case, constitute a work made for hire as that term is defined in 17 U.S.C. Section 101, and, as such, all right, title and interest in each Work, and all intellectual property therein resulting therefrom, shall be owned by DSS. In the event that all or any part of a Work is for any reason deemed not to be a work made for hire, or in the event that IC should, by operation of law, be deemed to retain any rights in a Work, then IC hereby irrevocably and unconditionally assigns to DSS all right, title and interest in and to such Work, and all intellectual property therein or resulting therefrom, and related proprietary information and intellectual property. IC agrees that DSS, as the owner of all rights to the Works, has the full and complete right to prepare and create derivative works based upon the Works and any derivative works of such Works, and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform and publicly display, and otherwise exploit by all means now known or later developed, such Works and derivative works anywhere in the World.

(b)           Inventions.   The IC agrees to communicate to DSS promptly and fully in writing, in such form as DSS may deem appropriate, all inventions, processes, techniques, discoveries, source or object code, trade secrets and know-how (whether or not patentable or registrable under copyright or similar statutes) with respect to the development of software and/or cloud computing solutions in the areas of brand protection, secure printing solutions and redaction software solutions, or relating to anti-counterfeiting or authentication technologies made, discovered, conceived, developed or reduced to practice by IC, whether alone or jointly with others, during IC’s employment with DSS as an IC or otherwise, as the case may be, whether or not done during work hours, that (A) relate to past, existing or contemplated business or research activities of DSS; (B) are or have been suggested by, or result from, IC’s employment with DSS; or (C) result or have resulted from the use of time, materials or facilities of DSS (each an “Invention”, and collectively, the “Inventions”). IC agrees to make and maintain adequate permanent records of all Inventions, in the form of memoranda, notebook entries, drawings, print-outs or reports relating thereto, and agrees that these records, as well as the Inventions themselves, shall be and remain the exclusive property of DSS. IC hereby irrevocably and unconditionally assigns to DSS all rights, title and interest in and to all Inventions and written material, and all intellectual property therein or resulting therefrom, which become the property of DSS pursuant to this Section, and all patents which may be attained on them in the United States and all foreign countries. If IC has any right or rights to Inventions, including any moral rights or similar rights existing under the judicial or statutory law of any country or jurisdiction in the World, or any foreign treaty, that cannot be assigned to DSS or waived by IC, then IC unconditionally grants to DSS during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, full paid and royalty-free license, with rights to sublicense through multiple levels of sublicenses, to use, reproduce, publish, create derivative works of, market, advertise, distribute, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed, such Inventions. Further, IC agrees, upon request of DSS, to take all steps necessary to cause any third party to promptly and fully disclose and assign all patents, copyrights and other intellectual property created by IC and such third party during the period of IC’s engagement.

(c)           Cooperation.   IC agrees to cooperate with DSS or DSS’ designee, during the period of IC’s employment with DSS and at all times thereafter, in securing and protecting patent, trademark, copyright or other intellectual property rights in the United States and foreign countries, in any Invention or Work. IC specifically agrees to execute any and all documents that DSS deems necessary, and to otherwise assist DSS, or its successors, assigns and designees, to protect its or their interests and to vest in it or them all right, title and interest in all Inventions and Works, including assignments of copyrights and Inventions, and to attain, enforce or defend for DSS’ benefit, patents, copyrights or other legal protections from the Inventions and Works in the United States and all foreign countries. IC further agrees to provide such evidence and testimony as may be necessary to secure and enforce DSS’ or its designees’ rights.

(d)           Appointment.   IC hereby irrevocably designates and appoints DSS, and its duly authorized officers and agents, as IC’s agent and attorney-in-fact to act for and on IC’s behalf, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth in this Section including, but not limited to, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and Works thereto with the same legal force and effect as if executed by IC.

4.            No Competing Obligations. IC hereby represents, warrants and covenants to DSS that IC is not, and for the duration of IC’s employment with DSS, will not become, subject to any contractual or other binding commitments or obligations to any third party that are inconsistent with IC’s obligations under this Agreement, such that IC can perform freely IC’s obligations hereunder without violating any document or other third party agreement or arrangement or any applicable law, including, without limitation, any agreements or other obligations or documents relating to non-competition, solicitation, confidentiality, trade secrets, proprietary information, or works for hire.

5.            Remedy for Breach of Covenants.   IC acknowledges that the financial hardship to DSS as a result of breach of any covenant in this Agreement by IC may be difficult or impossible to measure in dollars and that no remedy at law will be adequate to compensate DSS for such violation; therefore, the parties acknowledge and agree that upon a breach or threatened breach of this Agreement by IC, DSS will be entitled to injunctive relief, including the issuance of a temporary restraining order or preliminary injunction, in addition to any rights or legal remedies at law.  Should a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable due to an unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court will be empowered to, and will, grant DSS injunctive relief to the extent reasonably necessary to protect DSS’ interests. If IC violates any covenant contained in this Agreement, and if any action is instituted by DSS to prevent or enjoin such violation, then the period of time during which IC’s activities will be restricted as provided in this Agreement will be lengthened by a period of time equal to the period between the date upon which IC is found to have first violated the restrictions, and the date on which the decree of the court disposing of the issues upon the merits will become final and not subject to appeal.

6.            Survival.   This Agreement and all the covenants contained herein will remain in effect for an indefinite period of time and will not be terminated by any event whatsoever other than a writing signed by all parties to this Agreement which expressly terminates it and the covenants herein.

7.            DSS.   For purposes of this Agreement, the term “DSS” shall include DSS, its subsidiaries and divisions, affiliates, successors and/or assigns. In the event that the IC becomes a full-time employee of DSS after the Effective Date of this Agreement, then all of the terms and conditions of this Agreement shall continue to apply to IC’s employment with DSS.

8.            Notices.   Any notice required to be given with respect to this Agreement will be in writing and delivered to DSS or IC’s then current address. Notice shall be deemed to have been duly given: (i) when delivered personally; (ii) one (1) day after being deposited with a nationally recognized overnight courier with instructions for next day delivery; or (iii) five (5) days after deposited in the mail, certified or registered, return receipt requested, and with the proper postage prepaid.

9.            Waiver.   Any of the terms or conditions of this Agreement may be waived in writing by the party which is entitled to the benefits hereof. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of such provision at any time in the future or a waiver of any other provisions hereof.

10.           Captions.  The captions set forth in this Agreement are for convenience only and will not be considered as part of this Agreement, nor affect in any way the meaning of the terms and provisions hereof.

11.           Successors and Assigns.   Notwithstanding the foregoing, IC may not assign all or part of his or her rights and obligations under this Agreement, since they are personal to IC and constitute material consideration of DSS. DSS may assign and/or delegate all or part of its rights and obligations under this Agreement without the written consent of IC. Upon assignment of this Agreement by DSS, the assignee thereof will receive the benefits and burdens set forth herein.

12.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute one and the same Agreement. A signature delivered on any counterpart by PDF, facsimile or other electronic means will be deemed an original signature to this Agreement.

13.           Governing Law.  This Agreement will in all respects be interpreted, construed and governed by and in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

14.           Legal Fees.   If any action or proceeding is initiated to enforce the terms and provisions of this Agreement, the party prevailing in such action will be entitled to collect its reasonable attorneys’ fees and costs from the non-prevailing party.

15.           Exclusive Jurisdiction and Consent to Service of Process.   The parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement will be instituted in a federal or state court having jurisdiction over Monroe County, New York, which will be the exclusive jurisdiction and venue of said legal proceedings and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding will be effective against such party when transmitted in accordance with the notice provision herein. Nothing contained herein will be deemed to affect the right of any party hereto to serve process in any manner permitted by law.

16.           Entire Agreement.   This Agreement constitutes the sole understanding of the parties with respect to the matters contemplated hereby and supersedes and renders null and void all other prior agreements and understandings between the parties with respect to such matters. To the extent any provisions of any other agreements executed by the parties shall conflict with the subject matter of this Agreement, the provisions of this Agreement shall control.

17.           Amendment.   No amendment, modification or alteration of the terms or provisions of this Agreement will be binding unless the same will be in writing and duly executed by the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick White
Patrick White, Chief Executive Officer

INDEPENDENT CONTRACTOR

By:	/s/ Alan Harrison
Alan Harrison